Exhibit 10.1

2015 Matching Amendment

Amendment

to the

CMS Energy Deferred Salary Savings Plan

Whereas CMS Energy Corporation (“CMS Energy”) maintains the CMS Energy Deferred Salary Savings Plan (the “Plan”); and

Whereas CMS Energy desires to amend the Plan for clarification purposes and so that employer matching under the Plan is consistent with the total percentage of deferred compensation matched under the Savings Plan; and

Whereas the Board of Directors of CMS Energy has authority to amend the Plan as set forth in subsection 8.3 of Section 8 of the Plan and has delegated its amendment authority pursuant to resolution to certain officers of CMS Energy; and

Now therefore, by the authority granted to the Senior Vice President of Human Resources and Shared Services, the Plan is hereby amended as follows:

Replace Section 3 of the Plan with the following:

SECTION 3.  DEFERRALS

3.1       Deferrals.  Upon enrolling in the Plan, each Participant may elect to defer a portion of his or her Compensation that is in excess of the Threshold Limit. Except as otherwise provided in Section 3.3, the Deferral amount shall not be less than 1% or greater than 5% of his or her Compensation in excess of the Threshold Limit.  A deferral election applies to one Plan Year.

Deferral elections made during the enrollment period immediately prior to the start of a Plan Year shall apply to Compensation received during that coming Plan Year.  A deferral election made during one of the 30-day periods described at 2.1 above shall apply to Compensation paid for services to be rendered during the portion of the Plan Year following the deferral election

Any such deferral election shall become irrevocable as to the applicable Plan Year’s Compensation as of the last permissible date for making such an election under Code Section 409A.

3.2       Employer Matching Amounts.  Not less frequently than annually, the Company shall add an amount to the Participant’s Deferral which is equal to 100% of the first 3% and 50% of the next 2% of the amount deferred by the Participant under Section 3.1 of the Plan. At no time will the applicable rate for the Employer Matching Amounts hereunder exceed the then current rate of match under the Savings Plan, and no Employer Matching Amounts will be contributed to the Participant Account for any period in which the company match under the Savings Plan is suspended or terminated.  The

2015 Matching Amendment

employee share of any applicable FICA, FUTA and other applicable taxes for any Deferrals and Employer Matching Amounts will be deducted from the Participant’s pay at the time of any Deferral.

3.3                            Additional Deferral.  A Participant may elect to defer an additional amount (in excess of the 5% deferral under Section 3.1 above) into the Plan, up to a maximum of 50% of his or her Compensation.  The election of any additional deferral will be made in accordance with Section 3.1.  The deferral will be subject to its own Payment Election as described under Section 6 and will be consistent with the provisions of Section 6.1.  Any such Additional Deferral will not receive any Employer Matching Amounts.

Replace Section 4.1 of the Plan with the following:

4.1                            Designation of Investments.  At the time of electing a Deferral under the Plan, the Participant shall specify the proportions of the Deferral to be invested among the various options available as investments under the Plan.  A Participant who has previously deferred amounts under a nonqualified deferred compensation plan of the Company will automatically have his or her existing investment profile apply to this Deferral also.

All determinations of the available investments by the Plan Administrator are final and binding upon the Participants.  If a Participant fails to make an investment election, then such amounts shall be accounted for as if contributed to a Target Date Fund (as that term is defined in the Savings Plan) with a date that is applicable to the Participant’s age 65, rounded up, or such other investments as determined by the Plan Administrator.

The effective date for this amendment is January 1, 2016.

Signed:  August 24, 2015

CMS ENERGY CORPORATION:	Attest:

/s/ John Butler	/s/ Melissa M. Gleespen
John M. Butler	Melissa M. Gleespen
Sr. Vice President, Human Resources and	Vice President and Corporate Secretary
Shared Services